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                                                                    EXHIBIT 99.1

                  CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)
                             NDCHEALTH (NORMALIZED)

                                 (in thousands)

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
                           FY00                      FY01                         FY02
                         --------  --------------------------------------------  -------
                          Total
                           Year     Qtr 1    Qtr 2    Qtr 3    Qtr 4     YTD      Qtr 1
                         --------  -------  -------  -------  -------  --------  -------
Revenue--Information
 Management............. $131,229  $31,298  $33,917  $35,342  $37,534  $138,091  $34,513
Revenue--Network
 Services and Systems...  158,051   48,947   49,516   52,890   54,509   205,862   53,843
                         --------  -------  -------  -------  -------  --------  -------
Revenue--NDCHealth......  289,280   80,245   83,433   88,232   92,043   343,953   88,356
                         --------  -------  -------  -------  -------  --------  -------
Operating expenses:
 Cost of service........  141,298   38,462   41,521   45,718   45,693   171,394   41,835
 Sales, general and
  administrative........   63,411   19,926   18,303   18,653   20,468    77,350   20,986
 Depreciation and
  amortization..........   29,195    7,989    8,638    8,686    9,163    34,476    6,581
                         --------  -------  -------  -------  -------  --------  -------
                          233,904   66,377   68,462   73,057   75,324   283,220   69,402
Operating income--
 NDCHealth..............   55,376   13,868   14,971   15,175   16,719    60,733   18,954
EBITDA..................   84,571   21,857   23,609   23,861   25,882    95,209   25,535
Other expense...........   (6,580)  (1,942)  (1,781)  (1,112)  (1,311)   (6,146)  (1,643)
                         --------  -------  -------  -------  -------  --------  -------
IBIT--Information
 Management.............   21,978    3,456    4,646    5,072    4,931    18,105    4,118
IBIT--Network Services
 and Systems............   26,818    8,470    8,544    8,991   10,477    36,482   13,193
                         --------  -------  -------  -------  -------  --------  -------
Income before income
 taxes--NDCHealth.......   48,796   11,926   13,190   14,063   15,408    54,587   17,311
                         --------  -------  -------  -------  -------  --------  -------
Income Taxes............   18,786    4,592    5,078    5,414    5,932    21,016    6,232
                         --------  -------  -------  -------  -------  --------  -------
Net Income
 (Normalized)........... $ 30,010  $ 7,334  $ 8,112  $ 8,649  $ 9,476  $ 33,571  $11,079
                         ========  =======  =======  =======  =======  ========  =======
Basic Shares............   33,232   32,778   32,889   32,992   33,970    33,009   33,937
                         ========  =======  =======  =======  =======  ========  =======
Basic earnings per
 share.................. $   0.90  $  0.22  $  0.25  $  0.26  $  0.28  $   1.02  $  0.33
                         ========  =======  =======  =======  =======  ========  =======
Diluted Shares..........   34,448   33,441   34,057   34,348   35,368    34,153   39,670
                         ========  =======  =======  =======  =======  ========  =======
Diluted earnings per
 share.................. $   0.87  $  0.22  $  0.24  $  0.25  $  0.27  $   0.98  $  0.31
                         ========  =======  =======  =======  =======  ========  =======
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